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                       TD WATERHOUSE FAMILY OF FUNDS, INC.

                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

         TD Waterhouse Family of Funds, Inc., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Article V(1) of the Corporation's charter is hereby amended in its entirety to read as follows:

                  The total number of shares which the Corporation has authority to issue is one hundred billion (100,000,000,000) shares of common stock (par value $0.0001 per share), amounting in aggregate par value to ten million dollars ($10,000,000.00). All of such shares of common stock are classified into five separate series to be known as "Money Market Portfolio," "U.S. Government Portfolio," "Municipal Portfolio," "California Municipal Money Market Portfolio," and "New York Municipal Money Market Portfolio." Each such series shall be divided as follows: the Money Market Portfolio shall consist of fifty billion (50,000,000,000) shares; the U.S. Government Portfolio shall consist of twenty billion (20,000,000,000) shares; the Municipal Portfolio shall consist of ten billion (10,000,000,000) shares, the California Municipal Money Market Portfolio shall consist of ten billion (10,000,000,000) shares, and the New York Municipal Money Market Portfolio shall consist of ten billion (10,000,000,000) shares. All of the shares of each such series are classified as a single class.

         SECOND: The foregoing amendments have been effected in the manner and by the vote required by the Corporation's charter and the laws of the State of Maryland. The amendments were approved by a majority of the Board of Directors of the Corporation without action of stockholders in accordance with Section 2-605(a)(4) of the Maryland General Corporation Law, and the Corporation is registered as an open-end company under the Investment Company Act of 1940.


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         THIRD: Except as amended hereby, the Corporation's charter shall remain in full force and effect.

         FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

         The Vice President and Secretary acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, TD WATERHOUSE FAMILY OF FUNDS, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Secretary, a duly authorized officer of the Corporation, and attested by its Assistant Secretary, effective the 8th day of November, 1999.

                                                    TD WATERHOUSE FAMILY
                                                    OF FUNDS, INC.

                                                    /s/ Christopher J. Kelley
                                                    -------------------------
                                                    Christopher J. Kelley
                                                    Vice President and Secretary

ATTEST:

/s/ Karen Jacoppo-Wood
----------------------
Karen Jacoppo-Wood
Assistant Secretary